UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 6, 2014

OvaScience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 240 Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b), (d) and (e): Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers; Item 8.01: Other Events.

On January 10, 2014, the Board of Directors (the “Board”) of OvaScience, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Marc Kozin, the former President of L.E.K. Consulting’s North American practice, to the Company’s Board to serve as a Class I Director of the Company with a term expiring at the 2016 annual meeting of stockholders and thereafter until his successor is duly elected and qualified.  Mr. Kozin has also been appointed to the Nominating and Corporate Governance Committee.

Mr. Kozin, age 52, has been a Senior Advisor to L.E.K. Consulting, a global strategy consulting firm, since July 2011. Prior to that, Mr. Kozin served as president of L.E.K.’s North American practice for 15 years. Mr. Kozin has nearly 30 years of experience in corporate and business unit strategy consulting, merger and acquisition advisory services, and value management both domestically and internationally. Mr. Kozin currently serves as a member of the board of directors of UFP Technologies, Inc., a designer and manufacturer of engineered packaging solutions and engineered component products, DYAX Corp., a biopharmaceutical company, Endocyte, Inc., a biotechnology company, and three privately-held companies. He also serves on the strategic advisory board for Healthcare Royalty Partners, a global healthcare investment firm. Mr. Kozin holds a B.A., with distinction, in economics from Duke University and an M.B.A., with distinction, from The Wharton School, University of Pennsylvania.

In connection with Mr. Kozin’s election to the Board, and pursuant to the Non-Employee Director Compensation Policy, Mr. Kozin will be granted non-statutory stock options to purchase an aggregate of 8,650 shares of Common Stock of the Company at the next regularly scheduled meeting of the Board in March 2014.  These stock options will have an exercise price per share equal to the closing price of the Common Stock on the NASDAQ Global Market on the date of grant. The stock options will vest in twelve equal monthly installments at the end of each successive month following the date of grant, subject to Mr. Kozin’s continued service as a director. In addition, the Non-Employee Director Compensation Policy provides for Mr. Kozin to be granted an option to purchase 6,500 shares of Common Stock on the date of the first Board meeting held after the 2014 annual meeting of stockholders and each annual meeting held thereafter. Such options will vest in twelve equal monthly installments at the end of each successive month following the grant date and the exercise price of such options will be equal to the fair market value of the Common Stock on the date of grant.

The Non-Employee Director Compensation Policy also provides for Mr. Kozin to receive an annual fee of $35,000 for his service on the Board and $3,750 for his service on the Nominating and Corporate Governance Committee.

Also in connection with Mr. Kozin’s election to the Board, Mr. Kozin and the Company have entered into an indemnification agreement in the form the Company has entered into with certain of its other non-employee directors, which form is filed as Exhibit 10.21 to the Registration Statement on Form 10 (File No. 000-54647) filed by the Company on April 11, 2012. Under this agreement, the Company will agree, among other things, to indemnify Mr. Kozin for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

Mr. Kozin will replace Jonathan Tilly, Ph.D., who resigned from the Board on January 6, 2014, and will continue to serve as a member of the Company’s Scientific Advisory Board.  His resignation was not the result of a disagreement on any matter related to the Company’s operations, policies or practices.

The full text of the press release issued in connection with the election of Mr. Kozin to the Board and the departure of Dr. Tilly from the Board is filed as Exhibit 99.1 to this Current Report on Form 8-K.

On January 9, 2014, the Company announced the appointment of David Stern to the position of Executive Vice President, Global Commercial Operations, in preparation for the Company’s international introduction of AUGMENTSM.  Mr. Stern joins OvaScience from EMD Serono, Inc. (an affiliate of Merck KGaA), where he most recently served as Head Global Business Franchise, Fertility.  He will assume his new role in February 2014.

Mr. Stern joined EMD Serono in 2003, and rose to the position of Head Global Business Franchise, Fertility, a business with over a billion dollars in revenue annually.  Prior to his career at EMD Serono, Mr. Stern had ten years of experience working closely with fertility clinics in sales and marketing roles for Organon Pharmaceuticals.  In June 2011, he was recognized as one of the top 30 Emerging Leaders under 45 in the Pharmaceutical Industry by Pharmaceutical Executive magazine.  Mr. Stern graduated from Brandeis University and received his M.B.A. from Babson College.

On January 9, 2014, OvaScience also announced that Christopher Bleck will assume the role of Head of Sales and Marketing within the commercial organization, and that Alison Lawton, Chief Operating Officer, will be leaving to pursue other opportunities.  In connection with the separation, the Company will pay Ms. Lawton nine months of base salary and she will be permitted, for a period of twelve months, to exercise previously granted options to purchase 92,223 shares of common stock that have an exercise price of $13.50 per share.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits.

99.1                        Press Release dated January 10, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: January 10, 2014	/s/ Christopher M. Lindblom
Christopher M. Lindblom
Vice President of Finance and Treasurer